Exhibit 99.3

CONSENT OF PERSON NAMED TO BECOME A DIRECTOR

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, the undersigned hereby consents to being named in the joint proxy statement/prospectus included in the Registration Statement on Form S-4 filed by Stifel Financial Corp. (“Stifel”), and all amendments thereto (the “Form S-4”), as a person who is named to become a director of Stifel upon consummation of the merger contemplated in the Agreement and Plan of Merger, dated as of April 25, 2010, by and among Stifel, PTAS, Inc. and Thomas Weisel Partners Group, Inc. and to the filing of this consent as an exhibit to the Form S-4.

Signature

Date: April 28, 2010	/s/ Thomas W. Weisel
	Name:	Thomas W. Weisel